Exhibit 99.1

Abiomed Announces 26% Growth and Record Revenue of $17.5 Million for Fourth Quarter of Fiscal 2008

- Abiomed Delivers Final Impella 2.5 510(k) Submission; Anticipates Clearance by June 30, 2008

- Impella® Disposable Revenue up 308%

- Highest Number of Patients Supported Globally on AB5000® System

DANVERS, Mass.--(BUSINESS WIRE)--Abiomed, Inc. (NASDAQ: ABMD) today announced fourth quarter of fiscal 2008 revenue of $17.5 million, up 26% compared to revenue of $13.9 million for the same period of fiscal 2007. Total revenue for the fourth quarter of fiscal 2008 was the highest in Abiomed history. Revenue for the twelve months ended March 31, 2008 was $58.9 million, up 16% compared to revenue of $50.6 million for the full year fiscal 2007.

Recent financial and operating highlights include:

  The Company has been engaged with the FDA staff in an interactive review of Abiomed’s 510(k) submission for the Impella® 2.5 device. The FDA staff recently communicated that the Company had adequately addressed their remaining concerns and that Abiomed had cleared all remaining deficiencies. While there can be no guarantees as to whether 510(k) clearance will be provided by the FDA or as to when any formal clearance will be finally granted, Abiomed has delivered to the FDA what the Company believes to be its final submission and anticipates formal 510(k) clearance before the end of the current quarter ending June 30, 2008.
  During the fourth quarter of fiscal 2008 compared to the fourth quarter of fiscal 2007, Impella® disposable revenue increased 308%, AB5000® disposable revenue was flat and BVS® 5000 disposable revenue declined 23%. During the fourth quarter of fiscal 2008 compared to the fourth quarter of fiscal 2007, total disposable revenue increased 27%.
  A record number of total disposables of 813 units shipped during the quarter (excluding intra-aortic balloon disposables).
  During the quarter, a record number of patients were supported by the AB5000 Circulatory Support System worldwide, including AB5000 patients in: Germany, France, Italy, Spain, Canada, Brazil and the United States. The AB5000 console is now installed at approximately 62% of U.S. transplant hospitals and at approximately 25% of open heart hospitals. We believe the new iPulseTM combination console will help our U.S. penetration rate into approximately another 675 open heart hospitals and 45 transplant hospitals.
  Abiomed is currently conducting an Impella 2.5 study for high-risk percutaneous coronary intervention (PCI) at up to 150 U.S. hospitals. To date, 149 hospitals have signed a non-disclosure agreement (NDA) and have started the investigational review board (IRB) approval process. Through today, 93 sites have submitted for IRB approval, and of those approximately 70 sites have received IRB approval. Currently, 31 of the 70 sites are open for enrollment. As of today, 19 of the 31 centers have enrolled approximately 70 patients.
  Abiomed’s pivotal study with Impella 2.5 for acute myocardial infarction (AMI) was approved by the FDA for up to 150 hospitals. This AMI study is in addition to the Company’s ongoing high-risk PCI pivotal study. To date, 33 hospitals have signed an NDA and have started the process for IRB approval.
  Abiomed announced today that it received conditional approval from the FDA for its AB5000 Portable DriverTM for an investigational device exemption (IDE) to conduct a U.S. patient discharge study at 20 hospitals for 30 patients. The Company’s AB5000 Portable Driver was approved under CE Mark and the first patient has already been successfully supported in Europe.
  Abiomed recognized revenue for the first time in Company history on its AbioCor® Total Replacement Heart. In addition, Abiomed recently received a National Coverage Determination (NCD) from the Centers for Medicare & Medicaid Services (CMS) approving coverage of the AbioCor®.
  Gross margin for the fourth quarter of fiscal 2008 was 72% and 74% for fiscal year 2008.
  World Heart Corporation (World Heart) recently filed a Form 8-K disclosing that it estimates that it has cash available to continue operations only through the latter part of May 2008 and that if it is unable to secure additional funding, it will be forced to take extraordinary business measures which could include filing for bankruptcy, ceasing operations and liquidating assets. In the event of a World Heart default on its $5 million loan from Abiomed, Abiomed has a security interest in World Heart’s intellectual property under the terms of the loan agreements. Abiomed recorded an impairment charge of $5.6 million during its fourth quarter of fiscal 2008 related to its note receivable from World Heart.
  The fourth quarter of fiscal 2008 GAAP net loss was $15.0 million, or $.46 per share, which included $7.8 million, or $.24 per share, of non-cash charges as follows: $5.6 million for the change in fair value of the Company’s World Heart note receivable; stock option and other stock-based compensation expense of $1.1 million; an inventory write-down of $.7 million; and intangibles amortization of $.4 million. Excluding these charges the non-GAAP net loss for the fourth quarter of fiscal 2008 was approximately $7.2 million, or $.22 per share. The GAAP net loss for the fourth quarter of fiscal 2007 was $6.3 million, or $.22 per share and included stock option and other stock-based compensation expense of $1.2 million and $.4 million of intangibles amortization.
  The full year fiscal 2008 GAAP net loss was $40.9 million, or $1.26 per share, which included $14.4 million, or $.44 per share, of charges as follows: $5.0 million for the change in fair value of the Company’s World Heart note receivable; stock option and other stock-based compensation expense of $5.4 million; a litigation settlement of $1.2 million; an inventory write-down of $1.2 million; and intangibles amortization of $1.6 million. Excluding these charges, the non-GAAP net loss for the full year fiscal 2008 was approximately $26.5 million, or $.82 per share. The GAAP net loss for the full year fiscal 2007 was $27.9 million, or $1.03 per share and included stock option and other stock-based compensation expense of $5.8 million and $1.6 million of intangibles amortization.

"During Fiscal 2008, we significantly expanded our product portfolio and received numerous regulatory approvals while investing in our clinical expertise and distribution in the cath lab," said Michael R. Minogue, Chairman, CEO and President of Abiomed. “As we look ahead to our fiscal 2009, we are focused on launching Impella 2.5 in the U.S., executing on our clinical studies, increasing our manufacturing capacity, and accelerating our revenue growth in the cath lab and surgery suite with all our products.”

Abiomed forecasts its fiscal year 2009 revenue to be in the range of $75 million to $80 million, representing growth of approximately 27% to 36% over fiscal year 2008. This revenue estimate is subject to the receipt and timing of certain regulatory approvals, including but not limited to the timing of our anticipated 510(k) clearance of the Impella 2.5 device.

The Company will host a conference call today at 8:00 a.m. ET to discuss its fourth quarter of fiscal 2008 results. Michael R. Minogue, Chairman, Chief Executive Officer and President, and Daniel J. Sutherby, Chief Financial Officer will host the conference call.

To listen to the call live, please tune into the webcast via http://investor.abiomed.com or dial 866.510.0712; the international number is 617.597.5380. The access code is 19372560. A replay of this conference call will be available beginning at 10 a.m. ET on May 21, 2008 through 11:59 p.m. ET on June 4, 2008. The replay phone number is 888.286.8010; the international number is 617.801.6888. The replay access code is 91563488.

ABOUT ABIOMED

Based in Danvers, Massachusetts, Abiomed, Inc., is a leading provider of medical devices that provide circulatory support to acute heart failure patients across the continuum of care in heart recovery. Our products are designed to enable the heart to rest, heal and recover by improving blood flow and/or performing the pumping of the heart. For additional information please visit: www.abiomed.com.

USE OF NON-GAAP MEASURES

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings announcement also contains non-GAAP financial measures of net loss and net loss per share, in each case excluding, where appropriate, stock option expense, the change in fair value of the Company’s World Heart note receivable, inventory write-downs and intangibles amortization.

We believe that the inclusion of these non-GAAP financial measures in this earnings announcement helps investors to gain a meaningful understanding of our core operating results and future prospects, and can also help investors who wish to make comparisons between us and other companies on both a GAAP and a non-GAAP basis, particularly with respect to stock option expenses. The non-GAAP financial measures included in this earnings announcement are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. In addition, the non-GAAP financial measures included in this earnings announcement may be different from, and therefore may not be comparable to, similar measures used by other companies. Although certain non-GAAP financial measures used in this release exclude the accounting treatment of stock option expense and other items outlined in this release and above, these non-GAAP measures should not be relied upon independently, as they ignore the contribution to our operating results that is generated by the incentive and compensation effects of the underlying stock option programs.

FORWARD-LOOKING STATEMENTS

This Release contains forward-looking statements, including statements regarding development of Abiomed's existing and new products, the Company's progress toward commercial growth, and future opportunities and expected regulatory approvals. The Company's actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including uncertainties associated with development, testing and related regulatory approvals, including the risk that the Company may not receive 510(k) clearance of its Impella 2.5, anticipated future losses, complex manufacturing, high quality requirements, dependence on limited sources of supply, competition, technological change, government regulation, future capital needs and uncertainty of additional financing, and other risks and challenges detailed in the Company's filings with the Securities and Exchange Commission, including the Annual Report filed on Form 10-K and recently filed Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this Release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this Release or to reflect the occurrence of unanticipated events.

Abiomed, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except share data)
	March 31,
	2008	2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,042	$69,646
Short-term marketable securities	36,257	5,479
Accounts receivable, net	14,071	10,932
Inventories	17,428	8,567
Prepaid expenses and other current assets	1,705	1,758
Total current assets	71,503	96,382
Property and equipment, net	7,551	5,764
Intangible assets, net	6,921	7,329
Goodwill	31,563	26,708
Other assets	493	-
Total assets	$118,031	$136,183

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$9,024	$5,185
Accrued expenses	9,290	7,017
Deferred revenue	1,162	695
Total current liabilities	19,476	12,897
Long-term deferred tax liability	4,740	1,191
Other long-term liabilities	221	---
Total liabilities	24,437	14,088
Commitments and contingencies
Stockholders' equity:
Class B Preferred Stock, $.01 par value	-	-
Authorized - 1,000,000 shares; Issued and outstanding - none
Common stock, $.01 par value	328	323
Authorized - 100,000,000 shares; Issued - 32,779,404 shares at March 31, 2008 and 32,254,577 shares at March 31, 2007;

Outstanding - 32,768,385 shares at March 31, 2008 and 32,243,558 shares at March 31, 2007
Additional paid-in-capital	300,787	292,467
Accumulated deficit	(212,394)	(171,189)
Treasury stock at cost - 11,019 shares at March 31, 2008 and 2007	(116)	(116)
Accumulated other comprehensive income	4,989	610
Total stockholders' equity	93,594	122,095
Total liabilities and stockholders' equity	$118,031	$136,183

Abiomed, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except share data)

	Three months ended, March 31,		Year ended, March 31,
	2008	2007	2008	2007
Revenues:
Products	$17,323	$13,710	$58,322	$50,408
Funded research and development	184	141	619	241
	17,507	13,851	58,941	50,649

Costs and expenses:
Cost of product revenues excluding amortization of intangibles	4,883	2,731	15,065	12,012
Research and development	6,686	5,963	24,917	22,292
Selling, general and administrative	14,419	11,093	52,658	42,448
Arbitration decision	-	-	1,206	-
Expensed in-process research and development	-	-	-	800
Amortization of intangible assets	413	365	1,582	1,608
	26,401	20,152	95,428	79,160

Loss from operations	(8,894)	(6,301)	(36,487)	(28,511)

Other (expense) income:
Investment income, net	193	204	2,513	1,045
Change in fair value of WorldHeart note receivable and warrant	(5,589)	-	(5,000)	-
Other (expense) income	(612)	(121)	(1,429)	60
	(6,008)	83	(3,916)	1,105
Net loss before provision for income taxes	(14,902)	(6,218)	(40,403)	(27,406)
Provision for income taxes	70	131	527	475
Net loss	$(14,972)	$(6,349)	$(40,930)	$(27,881)

Basic and diluted net loss per share	$(0.46)	$(0.22)	$(1.26)	$(1.03)
Weighted average shares outstanding	32,612	28,336	32,465	27,124

CONTACT:
Abiomed, Inc.
Daniel J. Sutherby, 978-777-5410
Chief Financial Officer
ir@abiomed.com
or
For Abiomed, Inc.
Brodeur
Heather Nevers, 617-587-2814
Media Relations
hnevers@brodeur.com